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                                                                   EXHIBIT 23(b)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated May 20, 1994, appearing on page 28 of this Form 10-K, accompanying the consolidated financial statements included in the Annual Report on Form 10-K of Minntech Corporation and Subsidiaries for the year ended March 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statements of Minntech Corporation on Forms S-8 (File No. 2-99511 effective July 18, 1988; File No. 33-32070 effective December 5, 1989; File No. 33-34621 effective May 20, 1990; File No. 33-35368 effective July 1, 1990; File No. 33-335990 effective July 24, 1990; and File No. 33-45351 effective January 28, 1992).

                                          Grant Thornton LLP

Minneapolis, Minnesota
July 8, 1996